UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 23, 2008

NUTRACEA
(Exact Name of Registrant as Specified in Charter)

California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5090 N. 40th Street, Suite 400 Phoenix, AZ	85018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 522-3000

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Effective May 13, 2008, Todd Crow will resign as Chief Financial Officer of NutraCea. Mr. Crow will continue as a consultant to NutraCea through October 2008.

(c) On April 23, 2008, Jeffrey W. Sanders was appointed as Chief Financial Officer of NutraCea effective May 13, 2008. Mr. Sanders, 46, will serve as Special Assistant to NutraCea’s Chief Executive Officer from April 23, 2008 until his appointment as Chief Financial Officer begins.

Mr. Sanders was most recently chief financial officer of Laidlaw International, Inc. (“Laidlaw”) which was acquired for approximately $3.0 billion by London based First Group PLC in 2007. Mr. Sanders was involved in the negotiation of the sale to First Group PLC as well as the divesture of other Laidlaw holdings. As Chief Financial Officer, Mr. Sanders conducted portfolio and strategic reviews which included competitive benchmarking to identify margin improvement oppurtunities and return on net asset analysis to support investment and divesture decisions. When Laidlaw moved its operations from Canada to the United States, Mr. Sanders successfully transistioned all financial reporting, analysis and planning functions to Laidlaw’s new headquarters. Mr. Sanders also formed and chaired Laidlaw’s disclosure committee in addition to being an active member of the SOX 404 Steering Committee.

Prior, Mr. Sanders served as Chief Financial Officer of Greyhound Lines, Inc., a $1.3 billion company acquired by Laidlaw in 1999. Earlier in his career, Mr. Sanders served as Senior Manger, Audit Services, with Deloitte & Touche. He is a certified public accountant and member of the American Institute of Certified Public Accountants. Mr. Sanders is a graduate of Arizona State University with a B.S. in accounting.

Mr. Sanders and NutraCea entered into an employment agreement on April 23, 2008. Pursuant to the employment agreement, NutraCea agreed to pay Mr. Sanders an annual salary of $220,000. In addition, Mr. Sanders is entitled to reimbursement for moving expenses up to $30,000 for the relocation of Mr. Sanders’ primary residence to Phoenix, Arizona. Mr. Sanders may be eligible to earn an annual bonus each year up to the amount of his annual salary, with the actual amount and requirements of this bonus to be determined by NutraCea’s Board of Directors or Compensation Committee.

If the employment of Mr. Sanders is terminated by NutraCea without “cause” (as defined in the employment agreement) or is terminated by Mr. Sanders with “good reason” (as defined in the employment agreement), then Mr. Sanders will be entitled to receive an amount equal to the greater of (i) the monthly base salary multiplied by the number of months remaining on the term of the employment agreement, or (ii) one year of base salary plus an amount equal to the bonuses paid to Mr. Sanders during the preceding 12 months. If Mr. Sanders is terminated as a result of a “change of control” (as defined in his employment agreement), then Mr. Sanders is entitled to receive a severance payment as set above.

In connection with Mr. Sanders becoming an employee of NutraCea, NutraCea granted to Mr. Sanders employee stock options to purchase 350,000 and 250,000 shares of common stock at a price per share equal to $0.10 over the closing market price on the date of the grant. The option to purchase 350,000 shares of common stock shall begin to vest on January 23, 2009 and will vest as to twenty-five percent (25%) of the shares on that date. Following that date, the shares will vest as to eight and one-third percent (8 1/3%) of the shares on each successive three month anniversary from the vesting start date. Subject to the performance critera determined by the Board of Directors prior to the grant, the option to purchase 250,000 shares shall begin to vest as to twenty-five percent (25%) of the shares on April 23, 2009, and thereafter thirty-seven and one-half percent (37.5%) of the shares shall vest and become exercisable on each successive one year anniversary from the vesting start date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRACEA

Date: April 24, 2008	By:	/s/ Brad Edson
Brad Edson
Chief Executive Officer
(Duly Authorized Officer)